  As filed with the Securities and Exchange Commission on December 4, 1995

                                     Registration   No.       33-
                                     __________

                     SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549


                                 Form S-8
     Registration Statements Under the Securities Act of 1933

                            GIANT  FOOD  INC.
      (Exact Name of Registrant as Specified in Its Charter)

                                 Delaware
  (State or Other Jurisdiction of Incorporation or Organization)

                               53-0073545
               (I.R.S. Employer Identification No.)

                           6300 Sheriff Road
                       Landover, Maryland 20785
              (Address of Principal Executive Office)

                          GIANT  FOOD  INC.
              1989 NON-QUALIFIED STOCK OPTION PLAN
                       (Full Title of Plan)

                     Wayne K. Johnson, Esquire
               Jorden Burt Berenson & Johnson LLP
               1025 Thomas Jefferson Street, N.W.
                            Suite 400-E
                       Washington, D.C. 20007
              (Name and Address of Agent for Service)
                         (202)   965-8100
    (Telephone  Number,   Including  Area  Code,  of   Agent  for
  Service)

                    Calculation of Registration Fee
                                  Proposed     Proposed
  Title of                        Maximum      Maximum
  Securities      Amount          Offering     Aggregate        Amount of
  to be           to be           Price Per    Offering         Registration
  Registered      Registered      Unit/1/      Price            Fee

  Common          2,500,000       $33.625      $84,062,500      $28,987
  Stock A         shares







  Non-Voting

  /1/ Pursuant  to Rule  457 under  the Securities  Act of  1933, this amount  is calculated based  upon the average  of the high and low  prices  reported on  the  American Stock  Exchange  on
  November 29, 1995.
                            ___________________

  The registration statement shall hereafter  become effective in
  accordance  with  the   provisions  of  Section  8(a)   of  the
  Securities Act of 1933 and general instruction D to Form S-8.



                              Explanatory Note

          The Form S-8 prospectus herein incorporates the contents of an earlier Registration Statement on Form S-8
  (File No. 33-33049). The purpose of this Form S-8 Registration Statement is to register an additional 2,500,000 shares which have been reserved for issuance under the Giant Food Inc. 1989 Non-Qualified Stock Option Plan. A revised reoffer prospectus, which is prepared in accordance with Part I of Form S-3, is included herewith.

            THIS DOCUMENT CONSTITUTES PART OF A PROSPECTUS
             COVERING SECURITIES THAT HAVE BEEN REGISTERED
             UNDER THE SECURITIES ACT OF 1933, AS AMENDED



                             GIANT FOOD INC.

                             5,000,000 Shares
                          COMMON STOCK A NON-VOTING
                            ($1.00 par value)

                          ______________________

          The 5,000,000 shares of Non-Voting Common Stock A ("Common Stock") offered hereby will be sold by officers and directors of the Company who may be deemed affiliates and associates of the Giant Food Inc. (the "Company") acquired upon the exercise of options granted under the Company's 1989 Non-Qualified Plan (the "Non-Qualified Plan" or "Plan"). Of the aggregate 5,000,000 reserved for issuance under the Plan, 2,500,000 were previously registered in 1990. To date, the total number of shares offered in this reoffer prospectus by affiliates and associates is not ascertainable; however, it shall not exceed 5,000,000 shares, unless the Plan is amended. (See "Selling Stockholders").

          Such shares will be sold in the regular way on the American, Philadelphia or Pacific Stock Exchanges, at the
  prices prevailing at the time of such sales, and the commissions payable will be the regular commissions of brokers for effecting such sales. The net proceeds to the Selling Stockholders will be the proceeds received by them upon such sales less such brokerage commissions.

          The outstanding shares of Common Stock are listed on the American, Philadelphia and Pacific Stock Exchanges. The high and low price of the Company's Common Stock on the American Stock Exchange on November 29, 1995 (as reported by The Wall Street Journal), was $34 and $33.25, respectively.

                              ______________________


  THESE SECURITIES HAVE  NOT BEEN APPROVED OR DISAPPROVED BY THE
    SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
      REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The Date of this Prospectus is December 4, 1995

                         AVAILABLE INFORMATION


          The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934 and in accordance therewith files reports and other information with the Securities and Exchange Commission. Information concerning directors and executive officers, their remuneration and options granted to them is disclosed in the Company's Annual Report on Form 10-K and in certain Registration Statements filed with the SEC. Reports, proxy statements and other information pertaining to the Company can be inspected at the public reference facilities maintained by the SEC at 450 5th Street, N.W., Washington, D.C. 20549 and at the SEC's regional office at Seven World Trade Center, 13th Floor, New York, New York 10048 and 500 West Madison Street, Chicago, Illinois 60604. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the SEC, 450 5th Street, N.W., Washington D.C. 20549.

          The Company has filed with the Commission a registration statement on Form S-8 (herein together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the Common Stock being offered pursuant to this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Registration Statement may be inspected and copied at the public reference facilities maintained by the Commission at the addresses set forth in the preceding paragraph. Statements contained herein concerning the provisions of any document are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

          The outstanding shares of Common Stock are listed on the American, Philadelphia and Pacific Stock Exchanges, where reports, proxy statements and other information concerning the Company can be inspected.

                  DOCUMENTS INCORPORATED BY REFERENCE

          The following documents previously filed by the Company with the Commission under the Exchange Act are incorporated by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended February 25, 1995 and those portions of the Company's Annual Report to Shareholders incorporated by reference therein; (ii) all reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since February 25, 1995; (iii) the Company's Registration Statement on Form 10 under the Securities Exchange Act of 1934 and all amendments thereto; and (iv) all reports filed by the Company pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus. Copies of the foregoing documents without exhibits (unless such exhibit is specifically incorporated by reference herein) may be obtained without charge upon written or oral request communicated to the Law Department, c/o Giant Food Inc., 6300 Sheriff Road, Landover, Maryland 20785 (Telephone 301/341-4100).

                              THE COMPANY

          The Company, together with its subsidiaries, operate a chain of supermarkets selling, at retail, food, pharmacy and general merchandise in Washington, D.C., Maryland, Virginia and Delaware. The Company's supermarkets are all self-service and offer a full line of nationally advertised groceries, meat, produce, dairy products, seafood, tobacco, flowers, prepared foods and household and non-food items. The majority of the Company's stores are located in shopping centers. The Company also operates freestanding drug stores.

          The Company's principal executive offices are located at 6300 Sheriff Road, Landover, Maryland 20785, Telephone
  (301) 341-4100.

                        SELLING STOCKHOLDERS

          The  table  below  sets  forth the  names  and  present
  positions held by the present Selling Stockholders, all of whose addresses are c/o Giant Food Inc., 6300 Sheriff Road, Landover, Maryland 20785. Further information concerning the Selling Stockholders, their remuneration, the number of shares of the Company's Common Stock owned beneficially by them and the number of options granted to them, is disclosed in the Company's Annual Report on Form 10-K. The shares that the Selling Stockholders may offer from time to time are shares acquired or to be acquired by them upon the exercise-of-options that have been or may in the future be granted to them by the Company pursuant to its Non-Qualified Plan. While approximately 1,541 persons hold options to purchase the Company's Common Stock under the Company's Plan, the following table lists only those persons holding options who may be deemed to be (without necessarily admitting that they are) "affiliates" or "associates" of the Company by reason of their positions with the Company. In the event that additional shares are issued pursuant to future stock splits or stock dividends, the number of shares which may be acquired pursuant to each option shall be increased proportionately. In the future, additional persons not identified in the table below may become Selling Stockholders. Under the Non-Qualified Plan, not more than 5,000,000 shares (as may be adjusted for future dividends or stock splits) can be optioned in the aggregate to officers and key employees of the Company, unless the Plan is amended.

  Name                             Present Position With The Company
  _____                            __________________________________
  Estate of Israel Cohen
  Pete L. Manos                    President
  David B Sykes                    Senior  Vice-President-Finance,  Secretary  and
                                   Treasurer
  Alvin Dobbin                     Senior Vice-President-Operations
  David N. Freedman                Senior Vice President-Corporate Facilities
  Roger D. Olson                   Senior    Vice-President-Labor    Relations   &
                                   Personnel
  David W. Rutstein                Senior Vice-President-General Counsel
  Robert W. Schoening              Senior Vice-President-Information Systems
  Samuel E. Thurston               Senior Vice-President-Distribution
  Michael J. Bush                  Vice-President-Real Estate
  Winston doCarmo                  Vice-President-Personnel
  Russell B. Fair                  Vice President-Pharmacy Operations
  James L. Frazetti                Vice President-Food Store Operations
  Terry A. Gans                    Vice-President-Advertising and Sales Promotion
  George W. Hannis, Jr.            Vice-President-Dairy,  Deli, Meat  and  Seafood
                                   Operations
  M. Davis Herriman                Vice-President-Grocery Operations
  David A. Larson                  Vice-President-Manufacturing
  Albert J. Lechert, Jr.           Vice-President-Construction
  Odonna Mathews                   Vice-President-Consumer Affairs
  Stephen L. Oseroff               Vice-President-Shopping Centers
  M. David Richman                 Vice-President-Quality Assurance
  Barry F. Scher                   Vice-President- Public Affairs
  Anthony E. Dahm                  Controller

          At October 31, 1995 (except where otherwise indicated), the shares that the Selling Stockholders own and that may be offered from time to time and shares acquirable upon exercise of options granted to them by the Company pursuant to its Non-Qualified Plan are as follows.

                                                            Acquirable
                                   Shares    Shares that    Upon Exercise
  Name of Stockholder              Owned(1)  May be Sold    Options          Owned








  Estate of
    Israel Cohen(2)                2,806,769    -0-            107,500
  Pete L. Manos                      101,559    -0-             77,500
  David B Sykes                      234,356    -0-             62,500
  Alvin Dobbin                       132,669    -0-             38,500
  David N. Freedman                  113,265    -0-             38,500
  Roger D. Olson                      73,922    -0-             38,500
  David W. Rutstein(2)               117,709    -0-             38,500
  Robert W. Schoening                 51,000    -0-             38,500
  Samuel E. Thurston                 101,860    -0-             38,500
  Michael J. Bush                     36,911    -0-             32,500
  Winston doCarmo                     48,491    -0-             32,500
  Russell B. Fair                     27,975    -0-             31,000
  James L. Frazetti                   25,021  1,800             10,800
  Terry A. Gans                       71,327    -0-             32,500
  George W. Hannis, Jr.               66,775    -0-             32,500
  M. Davis Herriman                   62,855    -0-             32,500
  David A. Larson                     54,699    -0-             32,500
  Albert J. Lechert, Jr.              52,548    -0-             32,500
  Odonna Mathews                      53,415    -0-             32,500
  Stephen L. Oseroff                  51,039    -0-             32,500
  M. David Richman                    63,189    -0-             32,500
  Barry F. Scher                      37,428    -0-             32,500
  Anthony E. Dahm                      8,265    -0-              8,700


  (1) Includes shares held of record and beneficially, certain of which are held indirectly.
  (2) Mr. David Rutstein and Ms. Lillian Cohen Solomon are the personal representatives of the Estate of Israel Cohen and, as such, may be deemed to have beneficial ownership of the Estate's shares under the Federal Securities Laws. Mr. Rutstein and Ms. Solomon disclaim beneficial ownership of the Estate's shares.


                            PLAN OF DISTRIBUTION

          The Selling Stockholders may from time to time offer all or part of the shares acquired by them upon the exercise of options granted or to be granted to them by the Company in the regular way on the American, Philadelphia or Pacific Stock Exchanges. The Company will pay all expenses of preparing and reproducing this Prospectus, but will not receive any part of the proceeds of the sale of any such shares. The Selling Stockholders will pay the brokerage commissions charged to sellers in connection with sales.

                                   EXPERTS

          The consolidated financial statements incorporated herein by reference to the Annual Report on Form 10-K of Giant Food Inc. for the year ended February 25, 1995 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                              LEGAL OPINIONS

          Legal matters in connection with the Common Stock offered hereby are being passed upon by Jorden Burt Berenson &
  Johnson LLP, 1025  Thomas Jefferson Street, N.W.,  Suite 400-E,
  Washington, D.C. 20007.

                             INDEMNIFICATION

          Pursuant to paragraph 47 of the Company's By-Laws, every director or officer shall be indemnified for any expenses reasonably incurred in connection with any action, suit or proceeding unless found to be liable for negligence or misconduct. Insofar as indemnification for liabilities arising under the of 1933 Act may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is therefore unenforceable.


          No dealer, salesman or any other person has been authorized by the Company to give any information or to make any representation other than those contained in this Prospectus in connection with the offer contained in this Prospectus. This Prospectus does not constitute an offering of any securities other than the shares of the Company's Common Stock specifically offered hereby nor of those shares in any jurisdiction in which such offering may not lawfully be made. Neither the delivery of this Prospectus nor any exchange or sale made hereunder shall, under any circumstances, create any implication that there has been no change in the facts herein set forth since the date hereof.

                                 TABLE OF CONTENTS


                                                                 Page

  The Company . . . . . . . . . . . . . . . . . . . . . . . . . .  1

  Selling Stockholders  . . . . . . . . . . . . . . . . . . . . .  1

  Plan of Distribution  . . . . . . . . . . . . . . . . . . . . .  3

  Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

  Legal Opinions  . . . . . . . . . . . . . . . . . . . . . . . .  3

  Indemnification . . . . . . . . . . . . . . . . . . . . . . . .  4


              INCORPORATION OF DOCUMENTS BY REFERENCE


          The following documents previously filed by the Company with the Commission under the Exchange Act are incorporated by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended February 25, 1995 and those portions of the Company's Annual Report to Shareholders incorporated by reference therein; (ii) all reports filed by the Company pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 since February 25, 1995; (iii) the Company's Registration Statement on Form 10 under the Securities Exchange Act of 1934 and all amendments thereto; and (iv) all reports filed by the Company pursuant to Sections 13, 14 or 15(d) of the Securities Exchange Act of 1934 subsequent to the date of this Prospectus.


                              EXHIBITS
  EXHIBIT
  NUMBER                 DESCRIPTION
  ______       __________________________________________________

    4               Amended and Restated 1989 Non-Qualified Stock
                    Option Plan

    5 Opinion of Jorden Burt Berenson & Johnson LLP as to the legality of the securities being registered, including consent.

    23 Consent of Price Waterhouse LLP for financial statements in the Form 10-K and Annual Report for the fiscal year ended February 25, 1995.




                            UNDERTAKINGS

  The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3)  To remove  from registration  by means of  a post-
          effective  amendment  any   of  the  securities   being
          registered which remain unsold at the termination of the offering.

          (4) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (5) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                             SIGNATURES


          Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly
  authorized,  in  Landover,   Maryland,  on  the  30th   day  of
  November, 1995.

                              GIANT FOOD INC.


                              By:  /s/ Peter L. Manos
                                   Peter L. Manos, President





          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated:

  <CAPTIONS>

  Name                          Position                        Date


  /s/ Peter L. Manos
  Peter L. Manos                Principal Executive Officer     November 30, 1995



  /s/ David B. Sykes*
  David B. Sykes                Senior Vice President-Finance,
                                Chief Financial Officer and
                                Principal Accounting Officer    November 30, 1995



  ___________________
  David Sainsbury               Director                        November __, 1995















  _____________________
  Dino Adriano                  Director                        November __, 1995




  /s/ Harry Beckner*
  Harry Beckner                 Director                        November 30, 1995


  /s/ Constance M. Unseld*
  Constance M. Unseld           Director                        November 30, 1995



  /s/ Peter F. O'Malley*
  Peter F. O'Malley             Director                        November 30, 1995

  * A majority of Directors of the Company

                          EXHIBIT INDEX
EXHIBIT
NUMBER                   DESCRIPTION
______         __________________________________________________
  4                 Amended and Restated 1989 Non-Qualified
                    Stock Option Plan

  5 Opinion of Jorden Burt Berenson & Johnson LLP as to the legality of the securities being registered, including consent.

  23 Consent of Price Waterhouse LLP for financial statements in the Form 10-K and Annual Report for the fiscal year ended February 25, 1995.